ALR Technologies Releases Select Results from Market Research on Diabetic Pet Industry; Market Demand High for Innovation

- **GluCurve is the world's first continuous glucose monitor (CGM) for diabetic dogs and cats**
- **GluCurve eliminates need for manual, costly and cumbersome "glucose curves" that are today's standard of care**
- **2017 AVMA Report shows between 28,000-32,000 veterinary practices in U.S.**
- **97% of DVM survey respondents indicated they'd use a pet CGM system to diagnose and manage diabetic dogs and cats as soon as available**

(October 21, 2021 -- Singapore) ALR Technologies ("ALRT" or the "Company") (OTCQB: ALRT), the diabetes management company, is pleased to release select results from comprehensive market research conducted by the consulting firm SmartPharma, evaluating the current approach to diabetes diagnosis, glucose monitoring and insulin treatment in cats and dogs. The conclusions speak strongly about the market demand for innovation to modernize the arcane standard of care today, which ALRT interprets as highly favorable for introducing the GluCurve™ Pet CGM (continuous glucose monitoring) as a simple, accurate, reliable and pain-free system to treat the approximately 4.5 million diabetic dogs and cats worldwide.

GluCurve™ is the world's first and only CGM for cats and dogs. Once applied to the pet, it automatically collects blood glucose readings every 5 minutes for up to 14 days. Over the course of 24 hours, 288 data points are transmitted via Bluetooth to the pet owner's synchronized device and then to the ALRT portal where the data is analyzied and presented to the veterinarian to quickly and effortlessly facilitate optimal care.

"The market research included veterinarians from across the United States and ranged from small private practices to large corporate clinics, and the responses were simply fantastic, as they validated our contention that GluCurve™ would fill a large void in animal health care," commented Sidney Chan, Chairman and CEO of ALR Technologies. "We have developed a turnkey system that eliminates pain points across the complete spectrum of diabetic pet care by bringing cutting edge technology into the companion animal market, a development vets, pets and pet owners can all appreciate. We look forward to the commercial launch of GluCurve™ as the survey indicated that the veterinary clinics will be making orders from the outset."

Background

SmartPharma was commissioned for, amongst other things, the purpose of gaining preliminary product concept for the the GluCurve™ Pet CGM, including the evaluation of attribute tradeoffs that could increase or decrease utility and use, as well as determining expected uptake and ongoing use of a novel CGM product designed specifically for DVM (Doctor of Veterinary Medicine) use in cats and dogs.

Typically, for each pet diagnosed with diabetes, a DVM will perform a "glucose curve," an unpleasant day-long process involving multiple blood draws that must be repeated throughout the year to determine a proper insulin dosing regimen. Due to the inevitable stress of the process on the pets,

blood glucose data is often skewed, driving costs higher and creating challenges with accurate insulin prescriptions.

Leveraging leading technology developed by ALRT for monitoring and managing diabetes in humans, including all requisite hardware and software to consistently deliver accurate results, GluCurve is redefining the standard of care in diabetic companion animals by providing precise and effortless glucose readings while the pet is in the comfort of their home. The system is expected to come with the added benefit of being competitively priced below the average cost of in-clinic glucose curves or using a human CGM off-label.

Brian Zorn, Pharm.D., co-founder and managing partner, SmartPharma LLC commented, “In over a decade of conducting market research on new products with clinicians of all types, the veterinarian ratings on likelihood to use this product were among the highest we have ever seen.”

4 Key Takeaways from Market Research:

1. Large market opportunity
    a. On average, DVMs interviewed had 43 dogs and cats under care for diabetes in past 12 months.
    b. DVM participants evaluate ~15-20 dogs and cats per month for diabetes, with a median of new diagnoses of 2 dogs and 1 cat monthly
2. DVMs desperate for reliable data
    a. 40% of DVMs surveyed have tried FreeStyle Libre (a human CGM) on a dog or cat
    b. FreeStyle Libre not approved or designed for animals
    c. Despite associated risks, perception is that data from FreeStyle Libre is still better than in-clinic glucose curves
3. Multiple factors driving high interest from DVMs for GluCurve
    a. Better for pet
    b. Higher quality data
    c. Easier to use (CGM application, data collection, analysis)
    d. Affordable – 80% of DVMs surveyed said proposed price was “reasonable” or “too low”
4. DVMS surveyed had overwhelmingly favorable impression of GluCurve product
    a. 97% of respondents indicated they would use GluCurve
    b. DVMs expected to order, on average, 5 units once commercially available, with those managing larger diabetic pet populations indicating orders in larger quantities

“Our position from the beginning has been that a comprehensive pet CGM product has blockbuster potential,” commented Joe Stern, Head of Animal Health at ALR Technologies. “The market research demonstrates that it is not just us saying that; it is the DVMs. Between their reported 97% adoption rate and the size of the market, we are very optimistic about the potential revenue and value the GluCurve™ Pet CGM will bring to ALRT and our shareholders.”

About SmartPharma LLC:

SmartPharma is a specialized pharmaceutical and device consulting firm that works with products in all phases of development and clients throughout the world. They specialize in custom market research studies, market and product assessments and forecasts, commercial strategy, and support for new product launches. www.smartphmarminc.com

About ALR Technologies

ALR Technologies is a data management company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives healthcare providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data.

In addition, the animal health division has identified an unmet need in diabetes care and has developed a solution to assist veterinarians in determining the effectiveness of insulin and helping to identify the appropriate dose and frequency of administration for companion animals. Thus, delivering the same optimization of diabetic drug therapies to pets as to humans.

ALR Technologies SG Pte. Ltd. is a wholly owned subsidiary of ALR Technologies Inc. On June 1, 2021, ALR Technologies Inc. announced its intention to migrate to Singapore. More information about ALR Technologies Inc. can be found at www.alrt.com. Regarding ALR Technologies SG Pte. Ltd. Information can be found at https://sg.alrt.com.

Contact

Ken Robulak (US)

Phone: +1 (727) 736-3838

Anthony Ngai (Singapore)

Phone: +65 3129 2924

Email: ir@alrt.com

This release contains certain "forward-looking statements" relating to ALR Technologies' business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties, and assumptions. When used, the words "estimate", "expect", "anticipate", "believe", “will” and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance, or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the Company's quarterly filings with the Securities Exchange Commission.